EXHIBIT 99.3

				Management Report

Management of Fleet Bank (RI), National Association ("Fleet"), as Servicer, is responsible for compliance with the servicing requirements set forth in Article III, subsection 3.4(c) and section 4.1 of the Second Amended and Restated Master Pooling and Servicing Agreement dated as of November 18, 2003 (the "Agreement"), between Fleet Bank (RI), National Association, as Transferor and Servicer, and JPMorgan Chase Bank, as Trustee, for the period November 18, 2003 through February 29, 2004.

Management has performed an evaluation of Fleet's compliance with the aforementioned servicing requirements of the Agreement during the period November 18, 2003 through February 29, 2004. Based upon this evaluation, management believes that, during the period November 18, 2003 through February 29, 2004, Fleet, as Servicer, was in compliance with the aforementioned servicing requirements of the Agreement.




/s/PAUL V. STAHLIN
-----------------------
Paul V. Stahlin
Executive Vice President and Chief Financial Officer
Fleet Bank (RI), National Association



/s/JEFFREY A. LIPSON
--------------------
Jeffrey A. Lipson
Vice President
Fleet Bank (RI), National Association


May 19, 2004